Exhibit 99.1

For Immediate Release –July 26, 2004

For Information Contact:

Curtis L. Hage, Chairman, President and CEO

Sioux Falls, South Dakota

Phone:  (605) 333-7556

HF Financial Corp. Announces an Annual Earnings Per Share Increase of 6.7% and Declares Quarterly Cash Dividend

•      HF Financial Corp. (the “Company”) (NASDAQ: HFFC), Sioux Falls, SD, reported diluted earnings per share from continuing operations (“EPS”) of $1.43 for the year ended June 30, 2004 compared to $1.34 for the same period in the prior fiscal year, a 6.7% increase.  All EPS amounts have been adjusted to reflect the 10% stock dividend paid on December 31, 2003.

•      For the three months ended June 30, 2004, the Company reported EPS of $0.46 compared to $0.12 for the same period in the prior fiscal year.

•      The Company announced it will pay its regular quarterly cash dividend of 10.75 cents per share for the fourth quarter of the 2004 fiscal year.  The dividend will be payable on August 18, 2004 to shareholders of record on August 4, 2004.  This dividend payment represents an annualized dividend yield of 2.80% based on the closing stock price of $15.35 at June 30, 2004.

•      The ratio of nonperforming assets to total assets declined to 0.27% at June 30, 2004 compared to 0.77% at June 30, 2003 and 0.48% at March 31, 2004.

HF Financial Corp., the parent company for financial service companies, including Home Federal Bank, Mid America Capital Services, Inc. (“Mid America Leasing”), Hometown Insurors, Inc. and HF Financial Group, Inc. announced earnings from continuing operations today of $5.2 million for the year ended June 30, 2004 compared to $4.9 million for the prior fiscal year.  For the three months ended June 30, 2004, earnings from continuing operations were $1.7 million compared to $435,000 for the same period in the prior fiscal year.

Curtis L. Hage, Chairman, President and CEO stated, “We are pleased with the annual results for the Company.  The growth in loans, deposits, assets and net income all reflect positive changes resulting from management’s focus on our core business.  We are also pleased with the reduction in non-interest expense.  The improvement in asset quality is the result of continued discipline in our underwriting practices.  We consciously increased our risk-weighted capital to support the growth in business banking assets on our balance sheet.  This growth is the result of the maturation of our sales culture.  We are committed to achieving market leadership in each of our core markets through people, products, pricing and service.”

Mr. Hage continued, “Our mission is to be the leading financial services provider to businesses and individuals in the communities we serve.  We are excited about the progress made this year in fulfilling this mission and we look forward to continuing this momentum in each of our markets throughout this next year.”

Net interest income decreased $1.2 million, or 4.5%, for the year ended June 30, 2004 as compared to the prior fiscal year.  For the three months ended June 30, 2004, net interest income increased $113,000, or 1.8%, compared to the same period in the prior fiscal year.  The Company’s net interest margin was 3.41% for the year ended June 30, 2004 as compared to 3.72% for the prior fiscal year.

Provision for losses on loans and leases decreased $1.2 million, or 36.3%, for the year ended June 30, 2004 as compared to the prior fiscal year.  For the three months ended June 30, 2004, provision for losses on loans and leases decreased $957,000, or 73.7%, compared to the same period in the prior fiscal year.

The decrease in noninterest income of $657,000, or 6.3%, for the year ended June 30, 2004 as compared to the prior fiscal year was primarily due to decreases in gain on sale of securities of $309,000, net gain on sale of loans of $318,000 and fees on deposits of $68,000 offset by an increase in other noninterest income of $70,000.  For the three months ended June 30, 2004, noninterest income decreased $298,000, or 11.4% as compared to the same period in the prior fiscal year primarily due to decreases in net gain on sale of loans of $120,000, loan servicing income of $43,000 and other noninterest income of $142,000.

Noninterest expense decreased $1.3 million, or 4.9%, for the year ended June 30, 2004 as compared to the prior fiscal year primarily due to decreases in occupancy and equipment of $338,000, compensation and employee benefits of $333,000 and other noninterest expense of $603,000.  Employee health claims expense, net of stop loss reimbursement under the Company’s self-insured health plan was $1.7 million for the year ended June 30, 2004, an increase of $87,000, or 5.5% compared to the prior fiscal year. For the three months ended June 30, 2004, noninterest expense decreased $1.1 million, or 16.3%, as compared to the same period in the prior fiscal year primarily due to decreases in compensation and employee benefits of $718,000, occupancy and equipment of $74,000 and other noninterest expense of $338,000.  The primary factor for the decrease in compensation and employee benefits was a decrease of $436,000 in employee health claims expense, net of stop loss reimbursement under the Company’s self-insured health plan for the three months ended June 30, 2004.

The Company had total assets of $847.1 million and stockholders’ equity of $51.6 million at June 30, 2004.  The Company is the largest publicly traded financial institution based in South Dakota, with 34 offices, which includes a location in Marshall, Minnesota. Internet banking is also available at www.homefederal.com.

Forward-Looking Statements

This news release and other releases and reports issued by the Company, including reports filed with the Securities and Exchange Commission, contain “forward-looking statements” that deal with future results, expectations, plans and performance.  In addition, the Company’s management may make forward-looking statements orally to the media, securities analysts, investors or others.  These forward-looking statements might include one or more of the following:

•      Projections of income, loss, revenues, earnings or losses per share, dividends, capital expenditures, capital structure, tax benefit or other financial items.

•      Descriptions of plans or objectives of management for future operations, products or services and transactions.

•      Forecasts of future economic performance.

•      Descriptions of assumptions underlying or relating to such matters.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “optimism”, “look forward”, “bright”, “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate” or words of similar meaning, or future or conditional verbs such as “will”, “would”, “should”, “could” or “may.”

Forward-looking statements about the Company’s expected financial results and other plans are subject to certain risks, uncertainties and assumptions.  These include, but are not limited to, possible legislative changes and adverse economic, business and competitive developments, such as shrinking interest margins; deposit outflows; reduced demand for financial services and loan products; changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in credit and other risks posed by the Company’s loan portfolios; the ability or inability to successfully enter into a definitive agreement for and close anticipated transactions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; or other significant uncertainties.

Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

HF Financial Corp.

Selected Consolidated Operating Highlights

(Dollars in Thousands, Except per Share Data)

(Unaudited)

	Three Months Ended June 30,		Years Ended June 30,
	2004	2003	2004	2003
Continuing operations:
Interest and dividend income:
Loans and leases receivable	$9,290	$9,575	$36,935	$40,240
Investment securities and interest-earning deposits	1,005	833	3,325	4,022
	10,295	10,408	40,260	44,262
Interest expense:
Deposits	2,629	2,745	10,205	12,511
Advances from Federal Home Loan Bank and other borrowings	1,254	1,364	4,983	5,486
	3,883	4,109	15,188	17,997

Net interest income	6,412	6,299	25,072	26,265
Provision for losses on loans and leases	342	1,299	2,020	3,173

Net interest income after provision for losses on loans and leases	6,070	5,000	23,052	23,092

Noninterest income:
Fees on deposits	1,116	1,109	4,226	4,294
Gain on sale of loans, net	232	352	1,311	1,629
Loan servicing income	357	400	1,578	1,610
Gain on sale of securities, net	1	1	43	352
Other	607	749	2,670	2,600
	2,313	2,611	9,828	10,485
Noninterest expense:
Compensation and employee benefits	3,662	4,380	15,542	15,875
Occupancy and equipment	778	852	3,209	3,547
Other	1,383	1,721	6,022	6,625
	5,823	6,953	24,773	26,047

Income from continuing operations before income taxes	2,560	658	8,107	7,530

Income tax expense	908	223	2,891	2,584
Income from continuing operations	1,652	435	5,216	4,946

Discontinued operations:
Income (loss) from operations of discontinued segment, net of income taxes of $(2) and $131	—	(5)	—	253
(Loss) on discontinued segment, net of income taxes of $(116)	—	—	—	(224)
Income (loss) from discontinued operations	—	(5)	—	29
Net income	$1,652	$430	$5,216	$4,975

HF Financial Corp.

Selected Consolidated Operating Highlights

(Dollars in Thousands, Except per Share Data)

(Unaudited)

	Three Months Ended June 30,		Years Ended June 30,
	2004	2003	2004	2003
Basic earnings per share:
Income from continuing operations	$0.47	$0.12	$1.47	$1.36
Income from discontinued operations	—	—	—	0.01
Net income	0.47	0.12	1.47	1.37

Diluted earnings per share:
Income from continuing operations	0.46	0.12	1.43	1.34
Income from discontinued operations	—	—	—	0.01
Net income	0.46	0.12	1.43	1.35

Weighted average shares:
Basic	3,526,831	3,571,843	3,557,860	3,631,431
Diluted	3,603,654	3,687,575	3,656,152	3,699,304

Outstanding shares: (end of period)	3,532,650	3,543,589	3,532,650	3,543,589

Share data for all periods presented has been adjusted for the 10% stock dividend paid on December 31, 2003

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands, Except per Share Data)

(Unaudited)

	6/30/2004	6/30/2003

Balance Sheet Data
Total assets	$847,070	$801,103
Cash and cash equivalents	20,474	44,214
Securities available for sale	122,715	88,527
Loans and leases receivable, net	640,946	595,417
Loans held for sale	10,351	15,984
Deposits	658,719	621,381
Advances from Federal Home Loan Bank and other borrowings	93,750	89,819
Subordinated debentures payable to trusts	27,837	20,620
Stockholders’ equity	51,649	49,358

Equity to total assets (end of period)	6.10%	6.16%
Book value per share (1)	$14.62	$13.93

Tier I (core) capital (2)	8.28%	8.25%
Risk-based capital (2)	10.54%	10.20%

Number of full-service offices	34	34

Asset Quality
Nonaccruing loans and leases	$1,561	$4,365
Accruing loans and leases delinquent more than 90 days	502	1,466
Foreclosed assets (3)	212	335
Total nonperforming assets	$2,275	$6,166

FASB Statement No. 5 Allowance for loan and lease losses	$3,601	$2,996
FASB Statement No. 114 Impaired loan valuation allowance	4	846
Total Allowance for loans and lease losses	$3,605	$3,842

Ratio of nonperforming assets to total assets (end of period)	0.27%	0.77%
Ratio of allowance for loan and lease losses to total loans and leases (end of period)	0.55%	0.62%
Ratio of allowance for loan and lease losses to nonperforming loans and leases (end of period) (4)	174.75%	65.89%

(1)   Equity divided by number of shares of outstanding common stock.

(2)   Capital ratios for Home Federal Bank.

(3)   Total foreclosed assets do not include land or other real estate owned held for sale.

(4)   Nonperforming loans and leases include both nonaccruing and accruing loans and leases delinquent more than 90 days.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Loan and Lease Portfolio Composition

	At June 30, 2004		At June 30, 2003
	Amount	Percent of Loans in Each Category	Amount	Percent of Loans in Each Category
	(Dollars in Thousands)

One-to four-family (1)	$93,721	14.54%	$83,722	13.97%
Commercial real estate	89,356	13.86%	93,192	15.55%
Multi-family real estate	42,572	6.61%	49,171	8.21%
Commercial business	124,033	19.24%	113,406	18.93%
Equipment finance leases	27,019	4.19%	23,070	3.85%
Consumer (2) (3)	196,594	30.50%	173,246	28.91%
Agricultural	63,370	9.83%	58,095	9.69%
Construction and development	7,886	1.23%	5,357	0.89%
Total Loans and Leases Receivable	$644,551	100.00%	$599,259	100.00%

(1) Excludes $10,027 and $15,984 loans held for sale at June 30, 2004 and June 30, 2003, respectively.

(2) Includes mobile home loans.

(3) Excludes $324 and $0 student loans held for sale at June 30, 2004 and June 30, 2003, respectively.

During the second quarter of fiscal 2004, the Company began classifying its student loan portfolio as held for sale.

Deposit Composition

	At June 30, 2004		At June 30, 2003
	Amount	Percent of Deposits in Each Category	Amount	Percent of Deposits in Each Category
	(Dollars in Thousands)

Noninterest bearing checking accounts	$75,251	11.42%	$77,004	12.39%
Interest bearing accounts	45,738	6.94%	43,699	7.03%
Money market accounts	211,928	32.17%	178,113	28.66%
Savings accounts	63,670	9.67%	54,462	8.77%
Certificates of deposit	262,132	39.80%	268,103	43.15%
Total Deposits	$658,719	100.00%	$621,381	100.00%

HF Financial Corp.

Selected Consolidated Financial Condition Data From Continuing Operations

(Dollars in Thousands)

(Unaudited)

Allowance for Loan and Lease Loss Activity

	Three Months Ended		Years Ended
	6/30/2004	6/30/2003	6/30/2004	6/30/2003
Balance, beginning	$3,608	$4,376	$3,842	$4,461
Provision charged to income	342	1,299	2,020	3,173
Charge-offs	(398)	(1,918)	(2,564)	(4,001)
Recoveries	53	85	307	473
Allowance related to assets sold, net	—	—	—	(264)
Balance, ending	$3,605	$3,842	$3,605	$3,842

Average Balances, Interest Yields and Rates

	Years Ended
	6/30/2004		6/30/2003
	Average	Yield/Rate	Average	Yield/Rate
Interest-earning assets:
Loans and leases receivable (1)	$621,548	5.94%	$594,873	6.76%
Investment securities (2) (3)	112,668	2.95%	110,756	3.63%
Total interest-earning assets	734,216	5.49%	705,629	6.27%
Noninterest-earning assets	61,381		55,921
Total assets	$795,597		$761,550

Interest-bearing liabilities:
Deposits:
Checking and money market	$238,774	1.13%	$195,394	1.35%
Savings	50,791	0.60%	39,998	0.75%
Certificates of deposit	261,982	2.75%	278,397	3.44%
Total interest-bearing deposits	551,547	1.85%	513,789	2.44%
FHLB advances and other borrowings	80,869	4.64%	100,200	4.56%
Subordinated debentures payable to trusts	26,172	4.70%	17,844	5.16%

Total interest-bearing liabilities	658,588	2.31%	631,833	2.85%
Noninterest-bearing deposits	66,807		60,201
Other liabilities	19,586		19,869
Total liabilities	744,981		711,903
Equity	50,616		49,647
Total liabilities and equity	$795,597		$761,550

Net interest spread		3.18%		3.42%
Net interest margin (4)		3.41%		3.72%
Return on average assets (5)		0.66%		0.65%
Return on average equity (6)		10.30%		9.96%

(1)   Includes interest on accruing loans and leases past due 90 days or more.

(2)   Includes federal funds sold.

(3)   Yields do not reflect the tax exempt nature of municipal securities.

(4)   Net interest margin is net interest income divided by average interest-earning assets.

(5)   Ratio of income from continuing operations to average total assets.

(6)   Ratio of income from continuing operations to average equity.